EXHIBIT 4.3
EXECUTION VERSION
FIRST AMENDMENT
TO
REGISTRATION RIGHTS AGREEMENT
     This First Amendment (the “Amendment”) to the Registration Rights Agreement, dated November 10, 2006 (the “Registration Rights Agreement”) is executed as of April 19, 2007, among NY Credit Corp., a Maryland corporation (the “Parent”), New York Life Insurance Company, a New York mutual insurance company (“NYLIC”), Onex Corporation, an Ontario corporation (“Onex”), HCI Real Estate Finance I GmbH & Co. KG, a German limited partnership (“HCI”) and Cushman & Wakefield, Inc., a New York corporation (“C&W” and together with NYLIC, Onex and HCI, the “Holders”). Capitalized terms used herein and not defined shall have the meanings given to them in the Registration Rights Agreement.
     WHEREAS, pursuant to that certain Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), entered into by and among ROKI LLC (“ROKI”) and NY Credit Operating Partnership LP (the “Partnership”), the Partnership has redeemed ROKI’s entire Partnership Interest (as defined in the Third Amended and Restated Limited Partnership Agreement of the Partnership, dated as of November 10, 2006 (the “Partnership Agreement”), as amended) or directed the transfer of such Partnership Interest, in whole or in part, to NY Credit Operating Company LLC, a Delaware limited liability company (the “Operating Company”);
     WHEREAS, the Operating Company has acquired either directly from the Partnership or from ROKI or a combination of both, a Partnership Interest in the Partnership, which Partnership Interest represents a $35,000,000 OP Unit Capital Commitment and a $15,000,000 Class B Capital Commitment;
     WHEREAS, pursuant to the Purchase Agreement, NY Credit Advisors LLC (the “Manager”) has redeemed the entire Percentage Interests (as defined in the Third Amended and Restated Limited Liability Company Agreement of the Manager, dated as of November 10, 2006 (the “LLC Agreement”), as amended) of HSH Nordbank AG, Cayman Islands Branch (“HSH”) or directed the transfer of such Percentage Interests, in whole or in part, to Delta NY Credit Management Company LLC, a Delaware limited liability company (“Delta”);
     WHEREAS, Delta has acquired either directly from the Manager or from HSH or a combination of both, the Percentage Interests and has been admitted as a Non-Managing Member (as defined in the LLC Agreement) of the Manager;
     WHEREAS, Onex has acquired shares of common stock in the Parent;
     WHEREAS, concurrently with the execution of this Agreement, ROKI shall withdraw as a Limited Partner of the Partnership and the Operating Company shall be admitted as a limited Partner of the Partnership;

     WHEREAS, concurrently with the execution of this Agreement, HSH shall withdraw as a member of the Manager and Delta shall be admitted as a member of the Manager; and
     WHEREAS, the parties hereto desire to enter into this Amendment to make certain changes to the Registration Rights Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:
     1. The reference to “NY Credit Trust, a Maryland real estate investment trust (the ‘Trust’)” in the introductory paragraph is hereby changed to “NY Credit Corp., a Maryland corporation (the ‘Company’)”.
     2. All references to the “Trust” are hereby replaced with references to the “Company.”
     3. The following definitions in Section 1 shall be amended and restated in their entirety:
     “‘Board’ shall mean the Board of Directors of the Company.”
     “‘Common Shares’ means the shares of common stock, par value $0.01 per share of the Company.”
     “‘Holder’ shall mean each holder of Partnership Units, LLC Units, Registrable Securities and/or the Registrable Securities issuable upon exchange of the Partnership Units, listed in Schedule 1 hereto, in his, her or its capacity as a holder of Registrable Securities. For purposes of this Agreement, the Company may deem and treat the registered holder of a Registrable Security as the Holder and absolute owner thereof, unless notified to the contrary in writing by the registered Holder thereof.”
     “‘Registrable Securities’ shall mean at any time a class of equity securities of the Company or of a successor to the entire business of the Company which (i) are the Common Shares held by the Holders, (ii) are the Common Shares that may be acquired by the Holders in connection with the exercise by such Holders of the exchange rights associated with the Partnership Units or (iii) are of a class of securities that are listed for trading on a national securities exchange; provided, however, such Registrable Securities shall cease to be Registrable Securities upon the earliest to occur of (A) a registration statement with respect to the sale of such Registrable Securities shall have become effective under the Securities Act and all such Registrable Securities shall have been disposed of in accordance with such registration statement, (B) such Registrable Securities shall have been sold in accordance with Rule 144 (or any successor provision) under the Securities Act, (C) such Registrable Securities become eligible to be publicly sold without limitation as to amount or manner of sale pursuant to Rule 144(k) (or any successor provision) under the Securities Act, (D) such Registrable Securities have ceased to be outstanding or (E) the two-year anniversary of the effectiveness of the Shelf Registration Statement.”
     4. The following definition shall be added to Section 1:
     “‘LLC Units’ shall mean the membership units of NY Credit Operating Company LLC, a Delaware limited liability company.”
     5. Schedule 1 to the Registration Rights Agreement is hereby amended in the form attached hereto to reflect the changes contemplated by this Amendment.

     6. This Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the same counterpart.
     7. This Amendment, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of New York.
     8. Except as specifically amended hereby, the Registration Rights Agreement and each of the Schedules and Exhibits thereto is ratified and confirmed and shall remain in full force and effect in accordance with its terms.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

NY CREDIT CORP.
By:	/s/ William V. Adamski
	Name:	William V. Adamski
	Title:	Chief Executive Officer

NEW YORK LIFE INSURANCE COMPANY
By:	/s/ Richard M. Walsh
	Name:	Richard M. Walsh
	Title:	Vice President

ONEX CORPORATION
By:	/s/ Andrew J. Sheiner
	Name:	Andrew J. Sheiner
	Title:	Managing Director

By:	/s/ Donald Lewtas
	Name:	Donald Lewtas
	Title:	VP Finance

HCI REAL ESTATE FINANCE I GMBH & CO. KG
By:	HCI Real Estate Finance I
Verwaltungsgesellschaft mbh, a German limited
liability company, its General Partner

By:	/s/ Manfred Kupka
	Name:	Manfred Kupka
	Title:	Managing Director

REVISED SCHEDULE 1
THE HOLDERS

Number of
Partnership Units
or Registrable
Name of the Holder	Securities Held	Address of the Holder
Onex Corporation	2,444,835.1 Registrable Securities	c/o Onex Real Estate Partners 153 East 53rd Street, 55th Floor New York, NY 10022 Attn: Michael Dana Facsimile: +1 212 993 5799

New York Life Insurance Company	2,445,948.7 Partnership Units	51 Madison Avenue, Room 1104 New York, New York 10010 Attn: Richard Walsh Facsimile: +1 212 576 7078

HCI Real Estate Finance I GmbH & Co. KG	3,441,333.2 Partnership Units	c/o HCI Immobilien Consult GmbH Bleichenbruecke 10 D-20354 Hamburg Germany Attn: Dr. Manfred Kupka Facsimile: +49 40 8888 1335